Exhibit 99(d)

KEYCORP STUDENT LOAN TRUST 2004-A

OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A., ELT	Deutsche Bank Trust Company Americas, IT
4 New York Plaza, 6th Floor	60 Wall Street, 26th Floor-MS NYC60-2606
New York, NY 10004	New York, NY 10007
Attn: ITS-Global Debt.	Attn: Corporate Trust & Agency Group
Phone: (212) 623-5427	Structured Finance
Fax: (212) 623-5933	Phone: (212) 250-8522
Fax: (212) 797-8606

KeyBank National Association	Key Consumer Receivables LLC
800 Superior Ave, 4th Floor	c/o KeyBank National Association
Cleveland, OH 44114	800 Superior Ave, 4th Floor
ATTN: President, KER	Cleveland, Ohio 44114
Phone: (216) 828-4293	ATTN: President, KER
Fax: (216) 828-9301	Phone: (216) 828-4293
Fax: (216) 828-9301

Pursuant to Section 4.09 of the Sale and Servicing Agreement among Key Consumer Receivables LLC, as Depositor, KeyBank National Association, successor in interest to Key Bank USA, National Association, as Master Servicer and Administrator, KeyCorp Student Loan Trust 2004-A, as Issuer, and JPMorgan Chase Bank, N.A., successor in interest to Bank One, National Association not in its individual capacity but solely as Eligible Lender Trustee, dated as of August 1, 2004 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Administrator from inception of the Trust through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of our knowledge, based on our review, the Administrator has fulfilled all its obligations under the Agreement and the related Administration Agreement respectively throughout such period.

KeyBank National Association,
successor in interest to
Key Bank USA, National Association,
as Administrator

by: /S/ DANIEL G. SMITH

Date: February 18, 2005	Name: Daniel G. Smith
Title: Senior Vice President

by: /S/ DARLENE H. DIMITRIJEVS

Name: Darlene H. Dimitrijevs
Title: Senior Vice President